UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 14, 2023
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KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33824	26-0508760
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California 90212
(Address of principal executive offices)(Zip Code)

(310) 887-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mary L. Ricks as President of the Company

On September 14, 2023, Kennedy-Wilson Holdings, Inc. (together with its subsidiaries, the “Company”) announced that effective as of September 29, 2023 (the “Transition Date”), Mary L. Ricks will retire as the President of the Company. In addition, effective as of the Transition Date, Ms. Ricks will resign from her position on the Company’s board of directors (the “Board”).

In connection with her retirement, the Company and Ms. Ricks entered into a separation and consulting agreement (the “Agreement”). The principal terms of the Agreement provide that:

•Ms. Ricks will perform certain consulting and transition services (the “Consulting Services”) for the Company during the period commencing on the Transition Date and ending on February 1, 2026 or such earlier date as the Consulting Services are terminated by the Company or Ms. Ricks in accordance with the Agreement (the “Consulting Period”).

•In consideration for the Consulting Services during the Consulting Period, Ms. Ricks will receive a monthly consulting fee of $83,333. In addition, the restricted stock unit awards covering shares of Company common stock that are held by Ms. Ricks as of the Transition Date will continue to vest during the Consulting Period in accordance with the terms of the applicable restricted stock unit grant agreements (including the vesting schedules set forth therein and the Company’s achievement of any applicable performance goals).

•Ms. Ricks will also receive a 2023 cash bonus in an amount equal to the greater of (i) the actual annual bonus that would have been paid to Ms. Ricks for calendar year 2023 had her employment not terminated (as determined by the Compensation Committee of the Board in accordance with the Company’s plans and policies); or (ii) the average of the annual cash bonuses actually paid to Ms. Ricks in respect of calendar years 2021 and 2022. Ms. Ricks will receive such 2023 cash bonus at such time as annual bonuses are paid to the Company’s senior executives generally for calendar year 2023, but in no event later than March 15, 2024.

Ms. Ricks will receive the foregoing payments and benefits provided she executes and does not revoke a release of claims in favor of the Company and she complies with the terms and conditions of the Agreement.

In addition, the Agreement provides that, during the Consulting Period, Ms. Ricks will not directly or indirectly solicit, induce, recruit, encourage or otherwise cause any employee or individual contractor of the Company to leave his or her employment or engagement with the Company for employment or engagement with Ms. Ricks or any other entity or otherwise interfere with or disrupt the employment or service relationship between any such individual and the Company. The Agreement also provides that during the Consulting Period, she will not solicit, induce, or encourage any customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor, or other party doing business with the Company to terminate its relationship therewith or transfer its business from the Company and Ms. Ricks will not initiate discussion with any such person for any such purpose.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Appointment of Matthew Windisch as President

The Company also announced that the Board has appointed Mr. Matthew Windisch, age 43, the Company’s current Executive Vice President, as the Company’s President effective as of the Transition Date. Mr. Windisch has served as the Company’s Executive Vice President since 2012 and initially joined the Company in 2006. In his role as Executive Vice President, Mr. Windisch spearheaded the Company’s public capital market activities, debt investment platform, corporate and transaction capital raising, strategic planning and acquisitions analysis. Mr. Windisch will continue to maintain many of the Company’s key investor and banking relationships as his responsibilities expand to overseeing the Company’s commercial investment team and third-party capital raising efforts.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Windisch and any of the Company’s directors or executive officers or persons nominated or chosen to become a director or executive officer. Mr. Windisch has not engaged in any transaction with the Company since the beginning of the last fiscal year and he does not propose to engage in any transaction that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Separation and Consulting Agreement by and among Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc. and Mary L. Ricks, dated as of September 14, 2023
99.1	Press Release, dated September 14, 2023
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: September 14, 2023